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                   [LETTERHEAD OF ABC BANCORP APPEARS HERE]

                                                                    NEWS RELEASE
For more information contact:
W. Edwin Lane, Jr., CPA
Chief Financial Officer

                             ABC BANCORP COMPLETES
               MERGER WITH FIRST NATIONAL FINANCIAL CORPORATION

August 30, 1996
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     ABC BANCORP (Nasdaq: ABCB), Moultrie, Georgia, has completed its merger with First National Financial Corporation, Albany, Georgia today. The total merger consideration in connection with the acquisition amounts to approximately $11.6 million or 1.98 times the book value of First National. The merger consideration will be paid with approximately 726,000 shares of ABC Bancorp Common Stock.

     As a result of the acquisition, First National Bank of South Georgia, a subsidiary of First National Financial Corporation, becomes a wholly-owned subsidiary of ABC Bancorp. First National Bank of South Georgia currently has one office in Albany, Georgia.

     With the First National merger, ABC Bancorp's assets total approximately $570 million.

     First National Bank of South Georgia's name will remain the same following the merger. Raymond B. Phillips, First National's President and Chief Executive Officer, retired upon completion of the merger. Successors to Mr. Phillips as president and chairman of the board will be announced at a later date.

     ABC Bancorp's President and Chief Executive Officer Jack Hunnicutt said, "We're delighted to be in the Albany market. We envision expanded growth, profitability and expansion opportunities for the bank in its market area. ABC Bancorp will extend technological, capital, and other support to First National Bank that will enable them to expand the scope of products and services they offer. We look forward to working


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ABC BANCORP
NEWS RELEASE
August 30, 1996

with the staff at First National and serving the needs of the people and businesses of Albany and Dougherty County."

     ABC Bancorp is headquartered in Moultrie, Georgia and, including First National Bank of South Georgia, has a total of eight banking subsidiaries with 21 locations in and around the southern Georgia cities of Albany, Cairo, Cordele, Moultrie, Quitman, Thomasville and Tifton, and the southern Alabama cities of Abbeville, Clayton, Dothan, Eufaula and Headland.

     ABC Bancorp Common Stock is quoted on the Nasdaq National Market under the symbol "ABCB".


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